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                                                                       EXHIBIT 8
__________ __, 1996


Board of Directors
Pinnacle Bank
1811 Second Avenue
Jasper, Alabama  35502-1388

Gentlemen:                                  Re:   Certain Federal Income
                                                  Tax Consequences Relating to
                                                  Proposed Reorganization into
                                                  Holding Company Format

         In accordance with your request, set forth hereinbelow is the opinion of this firm relating to certain federal income tax consequences of the proposed reorganization (the "Reorganization") of Pinnacle Bank (the "Bank") into the holding company form of ownership whereby the Bank will become a wholly-owned subsidiary of Pinnacle Bancshares, Inc. (the "Holding Company") and stockholders of the Bank will become the stockholders of the Holding Company.

         For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including, but not limited to the Agreement and Plan of Reorganization dated August 28, 1996 (the "Plan"); the federal stock charter and bylaws of the Bank; the certificate of incorporation and bylaws of the Holding Company; the Affidavit of Representations dated _______ __, 1996 provided to us by the Bank in connection with this opinion (the "Affidavit"), and the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 ("Form S-4") filed by the Holding Company with the Securities and Exchange Commission ("SEC") on ________ __, 1996 in connection with the Reorganization. In such examination, we have assumed, and have not independently verified, the genuineness of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof. Terms used but not defined herein, whether capitalized or not, shall have the same meanings as defined in the Plan.





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Board of Directors
Pinnacle Bank
_________ __, 1996
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                                   BACKGROUND

         The Bank is headquartered in Jasper, Alabama and was originally chartered as First Federal Savings and Loan Association of Jasper, a federal mutual savings and loan association, in 1935. In 1986, the Bank became a federal stock savings bank when the Bank converted to the stock form of organization and adopted the corporate title of First Federal of Alabama, F.S.B. In January 1996, the Bank adopted its current name. The Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS"), and its savings deposits are insured up to applicable limits by the Savings Association Insurance Fund administered by the Federal Deposit Insurance Corporation. In addition, the Bank is a member of and owns capital stock in the Federal Home Loan Bank (the "FHLB") of Atlanta, which is one of 12 regional banks in the FHLB System. The Bank is further subject to regulations of the Board of Governors of the Federal Reserve System governing reserves to be maintained and certain other matters. Currently, the Bank maintains a bad debt reserve for federal income tax purposes pursuant to Section 593 of the Internal Revenue Code of 1986, as amended (the "Code").

         The capital stock of the Bank possesses the voting, dividend and residual equity rights of the Bank. At June 30, 1996, the Bank had 10,000,000 shares of common stock, par value $.01 per share ("Bank Common Stock"), and 10,000,000 shares of preferred stock authorized, of which 889,824 shares of Bank Common Stock and no shares of preferred stock were issued and outstanding. At June 30, 1996, the Bank also had 42,176 shares of Bank Common Stock held as treasury stock. The Bank Common Stock is currently listed for trading on the American Stock Exchange ("AMEX") under the symbol "PLE."

         The Bank's principal business consists of attracting deposits from the general public and investing these funds, together with advances from the FHLB of Atlanta, primarily in loans secured by first mortgages on residential real estate and commercial real estate and, to a lesser extent, in construction, consumer and commercial business loans. The Bank derives its income principally from interest earned on loans and investment securities and, to a lesser extent, gains from the sale of loans and mortgage backed securities.
The principal expenses of the Bank are interest expense on deposits and borrowings of non-interest expense such as compensation and employee benefits, office occupancy expenses and Federal





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Board of Directors
Pinnacle Bank
_________ __, 1996
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Deposit Insurance Corporation insurance premiums.  Funds for these activities are provided principally by deposits, principal repayments on loans and mortgage backed securities, and FHLB advances.

         The Holding Company is a Virginia corporation incorporated in August 1996 to become the sole stockholder of the Bank. The Holding Company has 2,500,000 shares of authorized stock, of which 2,400,000 shares are common stock, par value $.01 per share ("Holding Company Common Stock"), and 100,000 shares are serial preferred stock, par value $.01 per share. No shares of the Holding Company are issued and outstanding nor are any shares expected to be issued prior to the Reorganization. Further, prior to the Reorganization, the Holding Company has not engaged in, and is not expected to engage in, any material operations.

                              PROPOSED TRANSACTION


         The Board of Directors of the Bank believes that a holding company structure will provide greater flexibility than is currently enjoyed by the Bank. Present regulations applicable to savings associations limit both the types of businesses in which the Bank may engage and the amount which the Bank may invest in subsidiaries. The Bank is also limited in its ability to engage in certain corporate transactions such as stock repurchases, by certain provisions of the Code applicable to savings associations but not to their holding companies. The Board of Directors believes that stock repurchases could improve market liquidity and enhance stockholder value. The establishment of the Holding Company as a unitary savings and loan holding company (i.e., a holding company with only one savings association subsidiary) also permits diversification of operations and the acquisition and formation of companies engaged in lines of business which, while complementary to the thrift business, should help to reduce the risks inherent in an industry which is sensitive to interest rate changes. Moreover, a holding company structure will help facilitate the acquisition of other financial institutions. The Holding Company presently does not intend to operate more than one savings association subsidiary. The Bank's Board of Directors believes that acquisition or formation of such enterprises, which do not have the degree of asset and liability interest rate sensitivity inherent in the structure of a savings association, will provide a beneficial stabilizing effect on operations. Upon consummation of the Reorganization, the Holding Company will be in a position to take immediate





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Board of Directors
Pinnacle Bank
_________ __, 1996
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advantage of any acquisition opportunities which may arise, although no specific acquisition is planned at this time.

         Accordingly, the following transaction is proposed to effect the
Reorganization:

         (1) The Bank has formed the Holding Company as a wholly owned subsidiary incorporated under the laws of the State of Delaware for the purpose of initially becoming the sole stockholder of a newly formed interim federal stock savings bank, and subsequently becoming the sole holder of the capital stock of the Bank.

         (2) The Holding Company will form an interim federal stock savings bank ("Interim Federal"), which will be wholly owned by the Holding Company.

         (3) Interim Federal will merge with and into the Bank, with the Bank as the surviving corporation.

         (4)     Pursuant to such merger:

                 (i) all of the issued and outstanding shares of Bank Common Stock will automatically be converted by operation of law on a one-for-one basis into issued and outstanding shares of Holding Company Common Stock; and
                 (ii) all of the issued and outstanding shares of common stock of Interim Federal will automatically be converted by operation of law on a one-for-one basis into an equal number of issued and outstanding shares of Bank Common Stock, which will be all of the issued and outstanding capital stock of the Bank.

         (5) As a result of the proposed transaction, the stockholders of the Bank immediately prior to the proposed transaction will, immediately after the proposed transaction, own all of the issued and outstanding stock of the Holding Company, which will in turn own all of the issued and outstanding stock of the Bank. Pursuant to OTS regulations, stockholders of the Bank will not have dissenters' appraisal rights in





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Board of Directors
Pinnacle Bank
_________ __, 1996
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                 connection with the Reorganization if the Bank Common Stock continues to be listed on the AMEX.

         The proposed transaction is to be executed in compliance with the laws of the United States and applicable federal regulations. Consummation of the Reorganization requires, among other things, that the Plan receive the approval of at least a majority of the issued and outstanding shares of the Bank Common Stock and appropriate regulatory approval.

         Immediately after consummation of the Reorganization in the manner set forth above, the Bank will continue to operate as a federally-chartered stock savings bank and retain its present name and federal charter. Directors of the Bank before the Reorganization will continue as Directors of the Bank after the Reorganization.

                                    OPINION

         Based on the foregoing and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the following federal income tax consequences will result from the proposed transaction.

         (1) The proposed transaction will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The reorganization will not be disqualified by reason of the fact that stock of the Holding Company is used in the transaction. (Section 368(a)(2)(E) of the Code).

         (2) Interim will not recognize any gain or loss on the transfer of its assets to the Bank in exchange for Bank Common Stock and the assumption by the Bank of the liabilities, if any, of Interim (Sections 361(a) and 357(a) of the Code).

         (3) The Bank will not recognize any gain or loss on the receipt of the assets of Interim in exchange for the transfer to Interim of Bank Common Stock (Section 1032(a) of the Code).




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Board of Directors
Pinnacle Bank
_________ __, 1996
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         (4)     The Bank's basis in the assets received from Interim in the proposed transaction will, in each case, be the same as the basis of such assets in the hands of Interim immediately prior to the transaction (Section 362(b) of the Code).

         (5) The Bank's holding period for the assets received from Interim in the proposed transaction will, in each instance, include the period during which such assets were held by Interim (Section 1223(2) of the Code).

         (6) The Holding Company will not recognize any gain or loss upon its receipt of Bank Common Stock in exchange for Interim Stock (Section 354(a) of the Code).

         (7) Stockholders of the Bank will not recognize any gain or loss upon their exchange of Bank Common Stock solely for shares of Holding Company Stock (Section 354(a) of the Code).

         (8) A stockholder's aggregate basis in his or her shares of Holding Company Stock received in the proposed transaction will be the same as the aggregate basis of his or her shares of Bank Common Stock surrendered in exchange therefor (Section 358(a) of the Code).

         (9) A stockholder's holding period in his or her Holding Company Stock received in the proposed transaction will include the period during which such Bank Common Stock surrendered in exchange therefor was held by such stockholder, provided that such Bank Common Stock is a capital asset in the hands of the stockholder on the date of the exchange (Section 1223(1) of the Code).

                                SCOPE OF OPINION

         Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any federal, state, local, foreign or other tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is





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Board of Directors
Pinnacle Bank
_________ __, 1996
Page 7

based on the case law, Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion subsequent to consummation of the Reorganization. Prior to that time, we undertake to update or supplement our opinion in the event of a material change in the federal income tax consequences set forth above and to file such revised opinion as an exhibit to the Registration Statement. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.





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Board of Directors
Pinnacle Bank
_________ __, 1996
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                                    CONSENT

         We hereby consent to the filing of this opinion as an exhibit to the Form S-4 filed by the Holding Company with the SEC and as an exhibit to the Application on Form H-(e)1-S ("Form H-(e)1-S") filed by the Holding Company with the OTS with respect to the Reorganization, and to the references to this firm in the Proxy Statement/Prospectus which is a part of both the Form S-4 and the Form H-(e)1-S.

                                               Very truly yours,

                                               REINHART, BOERNER, VAN DEUREN,
                                                 NORRIS & RIESELBACH, P.C.


                                               By:
                                                     -------------------------
                                                     Edward B. Crosland, Jr.